Exhibit 10.1

MASTER HP PARTNER AGREEMENT

This Agreement sets forth the general terms and conditions that will govern your appointment and the appointment of your Subsidiaries listed in Exhibit A as a non-exclusive partner (or “partner”) for the purchase, resale or sublicense of HP Products and Support.

“You” and “your” mean your company that has signed this Agreement (and a Local Implementation Agreement), as well as your Subsidiaries that have signed a Local Implementation Agreement. “We,” “us,” “our” and “HP” mean the Hewlett-Packard company that has signed this Agreement (and a Local Implementation Agreement), as well as all HP Affiliates that have entered into a Local Implementation Agreement. The term “parties” refers to both you (and your subsidiaries that have signed a Local Implementation Agreement) and us (and our Affiliates that have signed a Local Implementation Agreement), and the term “party” may be used to refer to any such entities individually.

This letter, together with the attached Master HP Partner Terms, the Local Implementation Agreements and all other Addenda and Transaction Documents establishes the entire Master HP Partner Agreement (“Agreement”).

We look forward to establishing mutually beneficial relationship with you through this Agreement.

ATTACHMENTS:

- Master HP Partner Terms

- Local Implementation Agreements

MASTER HP PARTNER AGREEMENT NUMBER 58AKC

Sign Date:	March 1, 2011	Sign Date:	March 1, 2011

AGREED TO:		AGREED TO:
Name:	Simon Y. Leung	Name:	Sherry Nelson
	Senior Vice President, General Counsel and Corporate Secretary	Title:	Americas Contracts Compliance Manager

	/s/ Simon Y. Leung		/s/ Sherry Nelson
	Authorized Representative Signature		Authorized Representative Signature

Name:	SYNNEX Corporation	Name:	Hewlett-Packard Company

Address:	44201 Nobel Drive	Address:	Americas Partner Contracts Organization

	Fremont, CA 94538		10955 Tantau Ave.

Bldg. 45SI; M/S 4381

Cupertino, CA 95014

MASTER HP PARTNER TERMS

1.	DEFINITIONS

a.	“Addendum” or “Addenda” means document(s) attached to, or incorporated by reference into the Agreement at any time during the life of the Agreement that set(s) forth additional descriptions and requirements of particular partner relationships, HP partner program offerings and Product offerings (“Product Exhibits”).

b.	“Affiliate” means it is not a direct or indirect Subsidiary and that you own directly or indirectly less than 50% of the outstanding voting securities or ownership interest, of the affiliate company.

c.	“Customer(s)” means the party who has submitted or is likely to submit a formal request to purchase from or through you for its own internal use only. You, your parent company, or any entity effectively controlled by your parent cannot be a Customer under this Agreement.

d.	“HP Authorized Partner” means a channel partner that has a valid partner agreement with HP, meets and accepts HP partner program requirements and/or fulfills the HP requirements as specified on the HP Partner Portal or in the Product Exhibits, including the HP certification requirements for specific Products or Support, for the Territory.

e.	“HP Branded” means Products and Support bearing a trademark or service mark of HP or any HP Affiliate.

f.	“HP Partner Portal” means the HP website for partners located at the URL provided by your local HP organization.

g.	“Products” means hardware, Software, Support, documentation, accessories, supplies, parts and upgrades that HP authorizes you to purchase or license under this Agreement that are sourced from HP and/or HP authorized distributor.

h.	“Software” means machine-readable instructions and data (and copies), and related updates and upgrades, licensed materials, user documentation, user manuals, and operating procedures. Software may be a separate Product or bundled.

i.	“Subsidiary” means any of your subsidiary companies, or any subsidiaries of your parent company provided that the parent company owns, directly or indirectly, more than 50% of the outstanding voting securities or ownership interest, of the subsidiary company.

j.	“Support” means hardware maintenance and repair; Software updates and maintenance; training; and other standard support services provided by HP.

k.	“Territory” means the country or countries listed in the Local Implementation Agreement.

l.	“Transaction Documents” means an accepted order from you (excluding pre-printed terms) and in relation to that order valid HP quotations, HP published technical data sheets or service descriptions, program guides, program terms and conditions, Operations Policy Manual (“OPM”), HP Partner Portal content applicable to this Agreement, or any mutually agreed or accepted documents that reference this Agreement.

2.	APPOINTMENT

a.	Subject to the execution of a Local Implementation Agreement (“LIA”) substantially in the form of Exhibit A referencing this Agreement, you and your Subsidiaries may be appointed as authorized, non-exclusive partners for the purchase and resale through distribution, and when authorized by HP the sublicense of Products subject to the terms and conditions of this Agreement.

b.	Local Implementation Agreements shall be entered into by you and us, and by each of your qualified Subsidiaries and an HP Affiliate operating in, or sourcing products to, the Territory where each of your Subsidiaries operate. Upon signing a Local Implementation Agreement, the terms of this Agreement will apply between the parties that have entered into a LIA pursuant to this Section 2(b). A Local Implementation Agreement may include supplemental Territory-specific terms to reflect local laws or business practices that will take precedence over any other inconsistent terms in this Agreement, as well as all relevant Addenda, Exhibits and appendices relevant to the partnership appointment in the relevant Territory. Each of the parties signing a Local Implementation Agreement will perform only in the Territory designated in the relevant Local Implementation Agreement and will be solely responsible for claims arising out of its own performance.

c.

The nature and scope of your authorization are detailed in the Addendum (or Addenda) that describe(s) your roles and responsibilities as an HP authorized partner (“HP Partner Roles and Responsibilities Addendum” or “HP Partner Authorization Addendum”). The Products

covered by this authorization, including any discounts and commitment levels, are detailed in the Product Exhibits or the HP Partner Portal. Other policies, procedures, terms and conditions applicable to this Agreement as per their respective terms and as updated from time to time, are contained in the OPM or posted on the HP Partner Portal. Specific terms and conditions or authorization level for each LIA will be included in, appended to, or incorporated by reference into, the relevant Local Implementation Agreement(s).

d.	All Products must be purchased for resale purpose only, and not for internal purposes. You may purchase from HP or an HP authorized distributor in the Territory and as indicated in the HP Partner Roles and Responsibilities Addendum. You may not purchase Products for resale purposes from any unauthorized sources. When you purchase Products directly from us, the HP Partner Terms of Purchase will apply for such purchases.

e.	You may resell Products to Customers as and if specified in the HP Partner Roles and Responsibilities Addendum. You may not resell Products to any of your divisions or Affiliates.

f.	You will conduct your business under this Agreement only in the Territory and, to the extent allowed by applicable law, importation into or exportation out of the Territory of Products is prohibited unless we authorize you to do so in writing. The Territory where you or your eligible Subsidiaries may conduct business under a Local Implementation Agreement will be designated in such Local Implementation Agreement. You will not directly or indirectly resell Products within the Territory if the Products have not been acquired directly from HP or from an HP authorized distributor, or you know or have reasons to believe that the purchaser or any third party will export for sale or resell Products to, or import into any country outside the Territory.

3.	STATUS CHANGE

a.	Name or Location Change. You must notify us immediately in writing if you change your company name or legal form, or need to add, close or change an HP-approved sold-to address or an HP-authorized location.

b.	Ownership Change. In case of an ownership change, you will notify us in writing and provide the required information within five (5) days prior to the intended date of change, or on the earliest date you are legally permitted to provide such information, but not later than five (5) business days after the change has occurred. “Ownership Change” means merger, acquisition, consolidation or other reorganization that results in an entity controlling twenty percent (20%) or more of your company’s capital stock or assets, or which assumes management of your operations or your company’s acquisition of twenty percent (20%) or more of the capital stock or assets of another entity. After we receive all required documents to evaluate your status change or as soon as we believe we are in a position to decide, we will notify you of our consent or refusal to continue your Agreement. If we refuse, this Agreement will automatically and immediately terminate unless otherwise provided and we may, subject to mandatory applicable law, cancel any unfulfilled obligations. We do not consent to these changes prior to any Ownership Change.

4.	SOFTWARE LICENSE

a.	License Grant. HP grants you a non-exclusive, non-transferable license to distribute Software to Customers for their use.

b.	Sublicense. Some Software may require a sublicense agreement between you and Customer. The written sublicense agreement must be available to us upon request and will incorporate the terms as provided by HP.

c.	Ownership. Software is owned and copyrighted by us or by third party suppliers. Your Software license confers no title or ownership and is not a sale of any rights in the Software, or the media on which it is recorded or printed.

d.	License Restrictions. You will not modify, disassemble, decrypt or decompile the Software without our prior written consent. Where you have other rights under statute, you will provide us with reasonably detailed information regarding any intended disassembly, decryption, or decompilation and the reasons for the action.

e.	You shall ensure that your Customer is advised that (1) the use of the Software is subject to the Customer acceptance of end-user license terms (‘EULA’) delivered with the Product and (2) Support will be delivered subject to HP’s Support terms. The EULA and the Support terms are available from HP upon request or may be electronically posted by HP.

f.	If the Software is licensed for use in the performance of a U.S. government prime contract or subcontract, you agree that the Software is delivered as “Commercial computer software” as defined in DFARS 252.227-7014 (Jun 1995), or as a “commercial item” as defined in FAR 2.101(a), or as “Restricted computer software” as defined in FAR 52.227-19 (Jun 1987), or any equivalent agency regulation or contract clause, whichever is applicable.

5.	MICROSOFT LICENSE GRANT LIMITATION

You agree to the following terms if you distribute HP computer systems that are pre-installed, bundled, or otherwise distributed with a Microsoft (“MS”) operating system or with MS application Software (“HP Computer Systems”). You will:

a.	Deliver to your Customer, as applicable, the Microsoft Certificate of Authenticity (“COA”) and Associated Product Materials (“APM”) together with each HP Computer System, in HP’s packaging, and will not quote a separate price for the MS operating system, the MS application Software or both. “APM” means material associated with the MS operating system Software or application Software, or both, that accompany the HP Computer System in HP’s packaging, including without limitation, the Customer manual, recovery media, and external media.

b.	Provide reasonable assistance to us in any investigation of an incident where you or any party within your distribution channels delivers the COA and APM separate from HP Computer Systems purchased from you or quotes a separate price for the MS operating system, the MS application Software, or both on such HP Computer Systems.

c.	Take all commercially reasonable steps to follow notices of any kind provided by Microsoft, or by us to you, regarding any Microsoft Software distributed with HP Computer Systems.

d.	Indemnify HP from all costs, including reasonable attorneys’ fees, relating to claims by Microsoft relating to the unauthorized distribution of Microsoft products.

e.	If Microsoft notifies us that we must discontinue distribution of the HP Computer Systems to you, we will do so promptly following receipt of such notice. Under no circumstances will our failure to deliver HP Computer Systems to you, following receipt of such notice, constitute a breach of this Agreement.

6.	WARRANTY

a.	Warranty Terms. Product warranty terms, conditions, exceptions, exclusions and disclaimers are contained within the Product packaging, with HP quotes, on indicated web pages or HP Partner Portal, or upon request.

b.	Pass Through Processes. HP warranty passes through to Customers. You may provide more extensive warranty coverage for Customers, as long as we have no responsibility for fulfilling the additional obligations. If you provide more extensive warranty coverage, you will identify it as non-HP warranty.

c.	Pass Through Warranty Periods. If the Products you ordered from us are temporarily retained in your inventory, they are warranted to you beginning on the shipment date from us and ending with shipment to Customer, for a period not to exceed ninety (90) days from date of your original purchase from us. Customer warranties begin upon Product purchase by the Customer and must be verified by proof of acquisition by Customer.

7.	PRODUCT MODIFICATION

a.	HP reserves the right to make changes in the design or specifications of Products.

b.	You are not authorized to modify HP Products. We are not liable for any issue arising from such unauthorized modifications, or for any commitment(s) you make with respect to special interfacing, compatibility or suitability of Product(s) and Support for specific applications.

c.	If we issue a Product safety notification or operational correction, you will notify your Customers who purchased the impacted Product(s). Such notification may include providing reports for them, listing resources for information, advertising in various publications, etc. The notification will be in writing and sent to them within five (5) days of receipt of notice from HP unless otherwise agreed by both parties.

8.	MARKS

a.	“Marks” means any name, symbol, trademark, logotype, trade name, and insignia that each party owns.

b.	We may allow you to use HP Marks only to promote the sale of HP Products and Support under this Agreement. The HP Marks, the process of becoming approved to use them, and our terms of use are posted on the HP Partner Portal.

c.	The parties agree to display each other’s Marks in good taste, in a manner that preserves their value as each other’s Marks, and in accordance with any standards provided by the other party for display.

d.

The parties agree not to display each other’s Marks in any written or media material without prior written consent of the other party. Notwithstanding the foregoing, you authorize us to use your Marks without consent for our internal use or for listing your Marks on hp.com or the HP Partner Portal. You may request withdrawal of this authorization at any time with a written notice. Both parties will respond to a request to use a Mark within five (5) business days after receiving the request, but the party asking to use the Mark always needs to get prior written consent.

e.	Use of Marks will never mean, or be implied to mean, that there is a transfer of ownership of the Marks between the parties.

f.	Any right either party may have regarding the other party’s Marks pursuant to this Agreement will automatically end when this Agreement terminates.

g.	You will not register or use any trade, company, business or internet domain name which contains HP’s Marks (e.g. “HP”, “hp”, “Hewlett-Packard”, “Compaq” or “EDS”) in whole or in part or any other name which is confusingly similar thereto.

9.	CONFIDENTIALITY

a.	If the parties exchange confidential information, the receiving party will protect the confidential information of the other in the same manner in which it protects its own equivalent proprietary, confidential, and trade secret information, but with no less than reasonable care. To be treated as confidential information under this Agreement, prior to disclosure, the party disclosing the confidential information must either mark such information as “confidential”, or if such information is provided orally, notify the receiving party in writing that the information is confidential within thirty (30) days of its communication. Unless agreed otherwise, such information will remain confidential for two (2) years after the date of written disclosure.

b.	You will use confidential information for the purpose of fulfilling your obligations under this Agreement and not for any other purpose. You will not publicize or disclose to any third party the contents of this Agreement without prior written consent from us.

c.	The following information will not be classified as confidential information. Information that is:

1.	A matter of public knowledge at the time of disclosure, or becomes one, through no fault of the recipient’s;

2.	Rightfully received by the recipient from a third party without a duty of confidentiality;

3.	Independently developed or learned by the recipient;

4.	Disclosed under operation of law;

5.	Disclosed by the recipient with the discloser’s prior written approval, but subject to the terms of that approval; or

6.	Rightfully, in the recipient’s possession before the disclosure.

d.	If personal data of either party’s employees, a Customer or a Customer’s employees is disclosed to the other party, the receiving party agrees to comply with applicable data protection laws when collecting, storing, transferring, sharing, and/or otherwise processing such personal data. Unless expressly agreed otherwise, any personal data we disclose may only be used in accordance with the then current HP privacy policy available on the HP web site, and HP privacy statement posted on the HP Partner Portal. We will respect your privacy and the privacy of customers as detailed in HP’s privacy policy.

10.	INTELLECTUAL PROPERTY INDEMNIFICATION

a.	We will defend or settle any claim against you (or Customers and third parties to whom we authorize you to resell or sublicense Products), that HP Branded Products or Support (excluding custom Products and custom Support, but including any pre-written statements of work regarding Support), delivered under this Agreement, that alone, and not in combination with any other product, infringe any third party patent, copyright, trade secret, mask work or trademark in the country where Products are used, sold or receive Support, provided you:

1.	promptly notify us in writing;

2.	have sold Products, or sold or performed Support in complete compliance with this Agreement; and

3.	cooperate with us in, and grant us sole control of the defense or settlement.

b.	We will pay defense costs, including reasonable attorney’s fees, HP negotiated settlement amounts and court-awarded damages. If such a claim occurs or appears likely to occur, we may modify the Product, procure any necessary license, or replace it. If we determine that none of these alternatives is reasonably available, we will refund your purchase price upon return of the Product if within one (1) year of delivery, or the Product’s value thereafter. For Support, the refund will be the lesser of twelve (12) months charges for the claimed infringing Support or the amount paid by Customer for that Support.

c.	We have no obligation for any claim of infringement arising from:

1.	our compliance with designs, specifications or instructions; provided by you, Customer or any other third party;

2.	our use of technical information or technology; provided by you, Customer or any other third party;

3.	modification of the Products by you, Customer or any other third party;

4.	use of Products prohibited by HP’s published specifications or related application notes; or,

5.	use of Products with products that are not HP Branded Products.

d.	To the extent permitted by law, these terms state our entire liability for claims of intellectual property infringement.

11.	INDEMNIFICATION AND LIMITATION OF LIABILITY

A.	Products and Support are not specifically designed, manufactured or intended as parts, components or assemblies for the planning, construction, maintenance, or direct operation of a nuclear facility and HP disclaims any and all liability for the use of HP Products in a nuclear facility. You agree to indemnify and hold HP harmless from all loss, damage, expense or liability in connection with such use.

b.	Except for claims under Section 10 intellectual property indemnification or damages for bodily injury or death and for any other claim which cannot be excluded by applicable law, HP’s maximum liability under this Agreement is US$1,000,000 per incident. Notwithstanding the foregoing, in no event is HP liable to you for any and all damages from business interruption, loss of data, loss of profits or revenue, cost of capital, or loss of use of any property or capital nor for any (other) special, indirect, incidental, statutory, punitive or consequential damages.

c.	To the extend allowed by applicable law, these limitations apply regardless of the basis of liability, including negligence, misrepresentation, breach of any kind or any other claims in contract, tort or otherwise.

d.	You are solely responsible for your acts, omissions, obligations, representations, or misrepresentations in providing your services to Customers. You agree to defend, indemnify and hold us harmless against all claims, lawsuits, liabilities, losses, damages, costs and expenses (including reasonable attorney and expert witness fees), as a result of any claims by Customers, arising out of or in connection with your acts, omissions, obligations, representations, or misrepresentations in connection with your provision of services or services offerings; or reselling of HP Products and Support to Customers.

12.	COMPLIANCE, RECORD-KEEPING AND AUDIT

a.	You will establish and we have the right to audit, and take copies of, complete and accurate Records for compliance with this Agreement and our programs. “Records” means your books, including electronic records and original documentation, related to acquisition, sale, maintenance and disposition of all Products and Support. You will maintain Records for two (2) years from the date of sale or purchase of all Products and Support.

b.	We will give you reasonable notice of an audit. You will give us and/or our auditors (internal or third party) prompt access to your Records during normal business hours. We have the right to audit your Records for two (2) years after termination of the Agreement.

c.	HP may engage a third party to conduct an audit of your Records provided that such third party agrees to abide by the terms in section 9, Confidentiality.

d.	Each party bears its own costs associated with an HP audit, however if the audit reveals a deviation from your obligations with this Agreement, you agree to pay all of our reasonable audit costs and fees in addition to any other amounts which may be owed.

e.	You agree that we may debit, invoice or offset you for all improper discounts and payments from HP as determined as a result of our audit.

13.	TRADE CONTROLS

If you export, re-export, or import Products, technology, or technical data, you assume responsibility for complying with applicable laws and regulations and for obtaining required export and import authorizations. You will comply with Trade Controls requirements posted on the HP Partner Portal. Nothing in this section should be taken as an authorization to export in breach of section 2.f.

14.	CHANGES AND AMENDMENTS

a.	We may occasionally change our policies or programs. When we do so, we will notify you.

b.	Any amendment that we issue to this Agreement will automatically become a part of this Agreement on the effective date specified in the amendment notice. If you do not agree with the amendment, you must give us written notice of your objection within fifteen (15) days of receipt of the notice. If you object and the parties cannot reach agreement on the amendment within thirty (30) days after our receipt of your objection, then either party may terminate this Agreement under the terms of section 15, Terms and Termination.

15.	TERM AND TERMINATION

a.	This Agreement is effective on the date signed by HP. This Agreement will remain in effect until terminated. Each LIA entered into pursuant to the terms of this Agreement shall be effective on the date signed by HP, or indicated in the LIA, via the HP Partner Portal or in the approval notification we issue to you whichever is earliest, and will remain in effect until terminated directly or indirectly as a consequence of termination of this Agreement.

b.	Either party to a LIA may terminate such LIA without cause at any time upon thirty (30) days written notice, which is considered given upon receipt of notice.

c.	Either of the undersigned parties to this Agreement may terminate this Agreement without cause at any time upon thirty (30) days written notice which is considered given upon receipt of notice. Termination of this Agreement will automatically operate as a termination of all LIA entered into hereunder.

d.	If any party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is the subject of involuntary bankruptcy, has an administrator, receiver or receiver and manager appointed, or has its assets assigned (an “Insolvent Party”), (i) its counterparty under a LIA (the “Counter-Party”) may terminate such LIA without notice and may, subject to mandatory applicable law, cancel any unfulfilled obligations, and (ii) the undersigned party to this Agreement affiliated with the Counter-Party may terminate this Agreement (along with all other LIA entered into hereunder) without notice.

e.	In the event of any material breach of this Agreement or any LIA entered into hereunder, including our program terms and conditions by you, we may, without limitation: (1) terminate this Agreement and/or the LIA entered into by the breaching party with immediate effect or as otherwise notified by HP; (2) require the breaching party to refund or forfeit any discounts or program payments paid and/or accrued during the scope of the breach period; (3) and/or require the breaching party to reimburse us for all reasonable outside counsel fees associated with enforcing these provisions. Additionally, each time you breach the terms stated in this Agreement, you will indemnify us against, and we may invoice you, and you agree to pay, for all liabilities, losses, costs and damages associated with the breach.

f.	If either party gives notice of termination, we may require you to pay cash in advance for additional deliveries from us during the remaining term, regardless of your previous credit status. We may also withhold all such deliveries until you pay any outstanding balance.

g.	Obligations concerning outstanding purchase orders, invoices, marketing funds or promotional allowances, payments, statements of work, warranties, Support, Software licensing, intellectual property protection, limitations of liability and remedies, audit, and confidentiality, will survive termination of this Agreement.

h.	Upon termination of this Agreement or any LIA, all rights to any accrued HP promotional allowance funds and HP promotional services under this Agreement or the specific LIA being terminated, will automatically expire.

i.	By execution of this Agreement, both parties acknowledge that they have reviewed and accepted above termination terms.

16.	GENERAL

a.	Assignment. You may not assign or transfer any rights or obligations hereunder without our prior written consent. We may assign any rights or obligations hereunder to another HP Affiliate at any time without notice.

b.	Waiver. No failure or delay by either party to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights.

c.

Code of Conduct. HP expects all partners to conduct business in strict legal compliance and with the highest ethical standards. By signing this Agreement, you agree to comply with HP’s Partner Code of Conduct, as updated from time to time, and located on the HP Partner Portal. Additionally, you acknowledge that there are specific legal and ethical requirements for doing business with public sector entities and you are solely responsible for your compliance with these requirements. Specifically, you agree (without limitation): (1) not to seek or accept any compensation in connection with this Agreement which may violate any applicable laws, regulations, contracts, or conflict of interest policies; (2) not to use bribes, kickbacks, illegal gratuities, or other corrupt practices in connection with this Agreement; and (3) not to provide HP with any proprietary, source selection sensitive, or other information that is restricted from disclosure by a third party. A breach of HP’s Partner Code of Conduct may be deemed a material breach of this Agreement. Without limiting HP’s rights under section 15, if you breach HP’s Partner Code of Conduct, HP may exclude you from HP’s channel programs, including special pricing and/or promotion programs and, if you are eligible to purchase Products directly from HP, HP may alter the level of discount available for such purchases.

d.	Electronic Transactions. If the parties agree to do business electronically:

1.	Electronic transactions under this section mean signing contracts, placing or accepting orders, or accepting our partner program terms.

2.	Any orders placed by you and accepted by us on any hp.com website or any of your or our extranet sites will create fully enforceable obligations that will be subject to the terms contained in this Agreement. The parties understand and agree that those orders we accept will be deemed for all purposes to be: (1) business records originated and maintained in documentary form; (2) a “writing” or “in writing”; (3) “signed”; and (4) an “original” when printed from electronic files or records established and maintained in the normal course of business.

3.	The parties will not legally contest the validity or enforceability of electronic transactions.

4.	Electronic transactions will be admissible if introduced as evidence on paper in any judicial, arbitration, mediation, or administrative proceeding to the same extent and under the same conditions as if they were hard copy signed documents.

5.	Electronic transactions may be conducted through EDI or other electronic methods that the parties may agree to.

6.	Each party will use commercially reasonable security measures to limit access to passwords and to limit access to the sites used to process electronic transactions, to authorized persons. Each party will be responsible for any unauthorized use of the sites or issuance of messages caused by the failure of its security measures

e.	Enforceability. If any term or condition of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will remain in full force and effect.

f.	Entire Agreement. This Agreement is the entire agreement between the parties regarding its subject matter and supersedes all prior representations, discussions, negotiations, agreements, or your additional or inconsistent terms, whether written or oral. Additional or inconsistent terms on any purchase order or other document from you will not apply to transactions. No modification of this Agreement or this provision will be binding on either party unless made in compliance with section 14, Changes and Amendments.

g.	Force Majeure. Neither party will be liable for performance delays or for non-performance due to causes beyond its reasonable control. However, this provision will not apply to any payment obligations.

h.	Governing Law. Any dispute between you and us relating to the formation, validity, breach or termination of this Agreement will be governed by the laws of California and the courts of California will have exclusive jurisdiction. Disputes relating to the formation, validity, breach or termination of a LIA or relating to specific transactions under a LIA, will be governed by the law held applicable to the concerned LIA and the courts indicated in the concerned LIA will have exclusive jurisdiction, except that HP may, at its option, bring suit for collection in the country where the Subsidiary that placed the order is located.

i.	Independent Contractors. Both parties are independent contractors in the performance of this Agreement. This Agreement does not establish a franchise, joint venture or partnership, or create any relationship of employer and employee, or principal and agent between the parties.

j.	Notices. All notices must be in writing, and considered given as of twenty-four (24) hours after sending by electronic means, over night courier, hand delivery, or as of five (5) days of certified mailing. Delivery and receipt of notices are calculated based upon business days, excluding Saturday, Sunday, and public holidays. Notices to us will be sent to Hewlett-Packard Company, HP Americas Partners Contracts Organization, 10955 Tantau Avenue, Bldg 45 South Lower, MS 4381, Cupertino, CA 95014-0794, or to an address provided by us in written notice to you. All notices to you will be sent to the attention of the individual at the address indicated on the approval notification we issue to you.

k.	Order of Precedence. In the event of a conflict, the following order of precedence will apply: Transaction Documents, Addenda, LIA, Master HP Partner Terms.

l.	UN Convention. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or to transactions processed under this Agreement.